UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2006

MILLENIA HOPE INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

98-0213828

(Commission file no.)              (IRS Employer Identification No.)

4055 St. Catherine St. West, Suite 151

Montreal, Quebec

H3Z 3J8

(Address of principal executive offices and zip code)

Company’s telephone number, including area code: (514) 846-5757

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2006 Millenia Hope Inc.’s Canadian subsidiary, Millenia Hope Pharmaceuticals (which will now use the commercial name – Millenia Hope Biopharma or MH-B), has purchased the intellectual property, scientific expertise and research facilities of the former Avance Pharma, for $511,000 US.

Avance Pharma is one of the world’s leading bio-research firms in Phytomic Technology, the commercialization of plant cell cultures. Avance Pharma has spent over $30 million in creating its unique technology, including the world’s largest collection of highly purified phyto-chemical fractions to be utilized in the pharmaceutical, cosmetic and nutraceutical industry. Because of its cutting-edge technology, Avance Pharma has been the recipient of several R&D grants.

MH-B, retaining Avance’s world-class research personnel and all of its operating assets and facilities, has completed the initial commercialization of the first of several projects with leading multi-national corporations. These projects will produce immediate revenues, milestone payments and future royalties, based on their specific criteria.

Item 5.02 Departure of Directors or Principal Officers; Appointment of Directors; Appointment of Principal Officers

On February 22, 2006 Dr. Bahige Baroudy was appointed President and Chief Science Officer of Millenia Hope Inc.

Dr. Baroudy has multi-disciplinary expertise in basic research, infectious disease drug discovery and virology. Dr. Baroudy became Vice President of Drug Discovery of Avance Pharma, where he worked from 2004 until the present when Millenia Hope Biopharma purchased Avance’s ongoing operations. At Avance Pharma his responsibility was focused on setting strategic direction, program priorities and ongoing review of drug discovery programs in infectious diseases and cancer. This included supervision of target validation, screening with their unique library of purified chemical fractions extracted from plant cell culture, and lead optimization of candidate therapeutic compounds. Under his guidance Avance filed a disclosure and a provisional patent for inhibitors of HIV-1 Rnase H

Prior to joining Avance Pharma, Dr. Baroudy was a Group Director at Schering-Plough where he spearheaded the development of CCR5 antagonists that are currently in clinical trials as HIV entry inhibitors and earned a place on “The Scientific American 50” list as the top Research Leader in 2003 in this category. He was also the Director, Division of Molecular Virology at the James N. Gamble Institute of Medical Research, where he established research programs in viral hepatitis and liver diseases, HIV/AIDS and vaccinia virus expression and pathogenesis. Dr. Baroudy has also worked at the NIH in several disciplines.

Dr. Baroudy’s financial compensation has not yet been set and is still being negotiated with the company.

No arrangement or understanding exists between Dr. Baroudy and any other person pursuant to which Dr. Baroudy was selected as an officer of the Company. There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company and Dr. Baroudy. Dr. Baroudy is not a director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940. In addition, since the beginning of the Company’s last fiscal year, there has been no transaction (or series of transactions), and there is no currently proposed transaction (or series of transactions), to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $25,000 and in which Dr. Baroudy or any member of his immediate family had or will have a direct or indirect material interest.

The resignation of Ms. Carole Robert Vice President of Government Affairs and Sales Development and Mr. Thomas Bourne, Corporate Secretary, for personal reasons was accepted by the Board at its February 22, 2006 Board meeting. The work of the aforesaid 2 officers has been allocated to other officers and the Board did not name any replacements for either Officer as of March 8, 2006. Dr. Meir Sacks was dismissed from his post as Chief of Pharmacology and has been replaced by Dr. Bahige Baroudy, Millenia’s new President and Chief Science Officer.

On February 23, 2006, the Company issued a press release relating to the above matters.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 8, 2006

Millenia Hope Inc.

By: /s/ Leonard Stella

Name: Leonard Stella

Its: Chief Executive Officer

By: /s/ Yehuda Kops

Name: Yehuda Kope

Its: Acting Chief Financial Officer